                                                                  Exhibit 12(b).
Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Unaudited)

                                                     Year Ended December 31,
                                  -----------------------------------------------------------
In thousands                           1996         1995         1994        1993        1992
                                  ---------     --------    ---------    --------    --------
Computation of Income:
 Income before
  income taxes                   $1,781,509    1,422,814   1,180,601      879,755     645,568
 Capitalized interest                   (14)        (112)        (69)         (65)        (24)
                                  ---------    ---------   ---------    ---------   ---------
 Income before income
  taxes and capitalized
  interest                        1,781,495    1,422,702    1,180,532     879,690     645,544
 Fixed charges                    2,685,447    2,503,603    1,640,049   1,485,936   1,651,664
                                  ---------    ---------    ---------   ---------   ---------
 Total income for
  computation                    $4,466,942    3,926,305    2,820,581   2,365,626   2,297,208
                                  =========    =========    =========   =========   =========
 Total income for
  computation excluding
  interest on deposits
  from fixed charges             $3,142,024    2,770,005    1,957,224   1,513,317   1,281,619
                                  =========    =========    =========   =========   =========

Computation of Fixed
 Charges:
 Net rental
  expense (a)                    $  205,409      166,591      149,462     128,573     123,342
                                  =========    =========    =========   =========   =========
 Portion of rentals
  deemed
  representative
  of interest                    $   68,470       55,530       49,821      42,858      41,114
                                  =========    =========    =========   =========   =========
 Interest:
  Interest on
   deposits                       1,324,918    1,156,300      863,357     852,309   1,015,589
  Interest on
   federal funds
   and other
   short-term
   borrowings                       454,013      515,646      290,211     238,046     277,835
  Interest on
   long-term debt                   838,032      776,015      436,591     352,658     317,102
  Capitalized
   interest                              14          112           69          65          24
                                  ---------    ---------    ---------   ---------   ---------
  Total interest                  2,616,977    2,448,073    1,590,228   1,443,078   1,610,550
                                  ---------    ---------    ---------   ---------   ---------
 Total fixed
  charges                        $2,685,447    2,503,603    1,640,049   1,485,936   1,651,664
                                  =========    =========    =========   =========   =========
 Total fixed
  charges excluding
  interest on
  deposits                       $1,360,529    1,347,303      776,692     633,627     636,075
                                  =========    =========    =========   =========   =========
 Preferred stock
  dividends                          17,763       41,220       27,827      31,170      32,219
 Pre-tax earnings
  needed to meet
  preferred stock
  dividend
  requirements                       27,424       61,349       41,044      44,728      44,367
 Total combined fixed
  charges and preferred
  stock dividends                $2,712,871    2,564,952    1,681,093   1,530,664   1,696,031
                                  =========    =========    =========   =========   =========
 Total combined
  fixed charges
  and preferred stock
  dividends excluding
  interest on
  deposits                       $1,387,953    1,408,652      817,736     678,355     680,442
                                  =========    =========    =========   =========   =========

(a) Includes equipment rentals.

                                                                  Exhibit 12(b).
                                                                     (continued)


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Unaudited)

                                                     Year Ended December 31,
                                    --------------------------------------------------------
In thousands                            1996        1995        1994        1993        1992
                                    --------    --------    --------    --------    --------
Ratio of Income to Combined
 Fixed Charges and Preferred
 Stock Dividends:
  Excluding interest on
   deposits                             2.26x       1.97        2.39        2.23        1.88
  Including interest on
   deposits                             1.65x       1.53        1.68        1.55        1.35